Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

November 2, 2017 and the Prospectus dated July 17, 2017

Registration No. 333-219323

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc.

Guarantor:	AmeriCredit Financial Services, Inc.

Trade Date:	November 2, 2017

Settlement Date:	November 7, 2017 (T+3)*

Form of Offering:	SEC Registered (Registration No. 333-219323)

Terms applicable to

Floating Rate Senior Notes due 2020

Aggregate Principal Amount:	$400,000,000

Maturity Date:	November 6, 2020

Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from November 7, 2017

Interest Rate Basis:	Three-month LIBOR

Spread to LIBOR:	+54 bps

Interest Payment Dates:	February 6, May 6, August 6 and November 6, commencing on February 6, 2018

Interest Rate Determination:	Three-month LIBOR, determined as of two London business days prior to the settlement date or the relevant interest reset date, as applicable, plus 0.540% per annum

Interest Reset Dates:	Quarterly on February 6, May 6, August 6 and November 6, commencing on February 6, 2018

Day Count Convention:	Actual / 360

Redemption:	The notes shall not be redeemable prior to their maturity

Regular Record Dates:	15 calendar days prior to each interest payment date

Calculation Agent:	Wells Fargo Bank, N.A.

CUSIP / ISIN:	37045X CC8 / US37045XCC83

Joint Book-Running Managers:	Banco Bradesco BBI S.A. Commerz Markets LLC Credit Agricole Securities (USA) Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBS Securities Inc. (marketing name “NatWest Markets”)

Co-Managers:	BMO Capital Markets Corp. ICBC Standard Bank Plc UniCredit Capital Markets LLC Guzman & Company The Williams Capital Group, L.P.

Terms applicable to

2.450% Senior Notes due 2020

Aggregate Principal Amount:	$850,000,000

Final Maturity Date:	November 6, 2020

Public Offering Price:	99.925%, plus accrued and unpaid interest, if any, from November 7, 2017

Benchmark Treasury:	1.625% due October 15, 2020

Benchmark Treasury Yield:	1.726%

Spread to Benchmark Treasury:	T+75 bps

Coupon:	2.450%

Yield to Maturity:	2.476%

Interest Payment Dates:	May 6 and November 6, commencing on May 6, 2018

Day Count Convention:	30 / 360

Optional Redemption:	Make-whole call at T+12.5 bps prior to the final maturity date

CUSIP / ISIN:	37045X CB0 / US37045XCB01

Joint Book-Running Managers:	Banco Bradesco BBI S.A. Commerz Markets LLC Credit Agricole Securities (USA) Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBS Securities Inc. (marketing name “NatWest Markets”)

Co-Managers:	BMO Capital Markets Corp. ICBC Standard Bank Plc UniCredit Capital Markets LLC Guzman & Company The Williams Capital Group, L.P.

Terms applicable to

3.500% Senior Notes due 2024

Aggregate Principal Amount:	$750,000,000

Final Maturity Date:	November 7, 2024

Public Offering Price:	99.852%, plus accrued and unpaid interest, if any, from November 7, 2017

Benchmark Treasury:	2.250% due October 31, 2024

Benchmark Treasury Yield:	2.204%

Spread to Benchmark Treasury:	T+132 bps

Coupon:	3.500%

Yield to Maturity:	3.524%

Interest Payment Dates:	May 7 and November 7, commencing on May 7, 2018

Day Count Convention:	30 / 360

Optional Redemption:

Make-whole call at T+20 bps prior to September 7, 2024 (the date that is two months prior to the final maturity date)

Par call on or after September 7, 2024 (the date that is two months prior to the final maturity date)

CUSIP / ISIN:	37045X CD6 / US37045XCD66

Joint Book-Running Managers:	Banco Bradesco BBI S.A. Commerz Markets LLC Credit Agricole Securities (USA) Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBS Securities Inc. (marketing name “NatWest Markets”)

Co-Managers:	BMO Capital Markets Corp. ICBC Standard Bank Plc UniCredit Capital Markets LLC Guzman & Company The Williams Capital Group, L.P.

* Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T + 3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisor.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Banco Bradesco BBI S.A., Attention: Dan Fuccillo, 450 Park Avenue, 32nd Floor, New York, New York 10022, telephone: (212) 888-9145; Commerz Markets LLC, Attention: Syndicate Desk, 225 Liberty Street, New York, NY 10281, telephone: (212) 895-1909; Credit Agricole Securities (USA) Inc., Attention: Fixed Income Syndicate, 1301 Avenue of the Americas, 17th Floor, New York, New York 10019, telephone: (866) 807-6030; Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, telephone: 1-800-503-4611, email: prospectus.CPDG@db.com; J.P. Morgan Securities LLC, Attention: High Grade Syndicate Desk, 383 Madison Avenue, New York, NY 10017, telephone: 1-212-834-4533; and RBS Securities Inc., Attention: Brian Geldert, 600 Washington Blvd., Stamford, CT 06901, email: brian.geldert@natwestmarkets.com.